EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

KOKOMO, IN, February 9, 2009 — Haynes International, Inc. (NASDAQ GM: HAYN) today reported net revenues of $134.3 million for the three months ended December 31, 2008 and net income of $4.5 million, or $0.38 per diluted share, compared to net revenues of $146.1 million and net income of $13.8 million, or $1.16 per diluted share, for the same period of fiscal 2008. Backlog decreased by $29.5 million, or 12.9%, for the three months ended December 31, 2008, to finish at $199.7 million.  Net cash provided by operating activities was $13.9 million in the first quarter of fiscal 2009 compared to $11.5 million in the same period of fiscal 2008, and borrowings under the Company’s revolving credit facility were zero at December 31, 2008.  In the quarter, the Company also negotiated a three year extension of its revolving credit facility, discussed below.

“Lower pricing and demand, combined with the impact of working through our high cost inventories resulted in a disappointing first quarter of fiscal 2009. Although these results are unfavorable, cash flow remained positive in the quarter, resulting in debt being reduced to zero,” said Mark Comerford, the Company’s President and Chief Executive Officer. “Indicators in our key markets are telling us that this environment will continue through fiscal 2009, so we are also working closely with our customers to help them take advantage of business opportunities, as well as carefully managing our own production schedules and operations to adjust to the lower demand expected over the next few quarters.”

Quarterly Results

Net revenues decreased by $11.8 million, or 8.1%, to $134.3 million in the first quarter of fiscal 2009 from $146.1 million in the same period of fiscal 2008.  Volume decreased by 7.9% to 4.8 million pounds in the first quarter of fiscal 2009 from 5.2 million pounds in the same period of fiscal 2008.  The average selling price per pound decreased by 0.2% to $27.99 per pound in the first quarter of fiscal 2009 from $28.05 per pound in the same period of fiscal 2008.

Cost of sales increased to $115.6 million, and 86.0% of net revenues, in the first quarter of fiscal 2009, compared to $111.9 million, and 76.6% of net revenues, in the same period of fiscal 2008.  Cost of sales in the first quarter of fiscal 2009 increased, as compared to the same quarter of the prior year, as a result of higher per pound manufacturing costs due to the recognition of higher raw material costs from inventory and a higher percentage of specialty products as a percent of the total mix.  In addition, labor costs increased in the first quarter of fiscal 2009 compared to the same period in fiscal 2008 due to increased wage rates for union employees and increased fringe benefit costs.  In the first quarter of fiscal 2008, cost of sales was reduced by a $3.7 million (2.5% of net revenue) pension curtailment gain, which was recorded due to an amendment to freeze future pension benefit accruals for non-union employees in the U.S.  The increase in cost of sales as a percentage of net revenues (and the corresponding decline in gross profit) can be attributed to the increased cost of sales, and increased competition combined with weaker demand (which lowered net revenue).

Selling, general and administrative expenses increased 6.0% to $10.6 million in the first quarter of fiscal 2009 from $10.0 million in the same period of fiscal 2008 due to increased headcount and inflationary increases. Selling, general and administrative expenses increased to 7.9% of net revenues in the first quarter of fiscal 2009 compared to 6.8% for the same period of fiscal 2008 due primarily to a decreased level of revenues.

Research and technical expense decreased 9.1% to $0.8 million in the first quarter of fiscal 2009 from $0.9 million in the same period of fiscal 2008.

As a result of the above factors, operating income in the first quarter of fiscal 2009 was $7.3 million compared to $23.3 million in the same period of fiscal 2008.

Interest expense decreased 27.9% to $0.4 million in the first quarter of fiscal 2009 from $0.5 million in the same period of fiscal 2008.  The decrease is attributable to a lower average debt balance during the first quarter of fiscal 2009 (zero debt at December 31, 2008).

Income tax expense decreased to $2.5 million in the first quarter of fiscal 2009 from $9.0 million in the same period of fiscal 2008 primarily due to lower pretax income. The effective tax rate for the first quarter of fiscal 2009 was 35.4% compared to 39.4% in the same period of fiscal 2008. The decrease in the effective tax rate is primarily attributable to favorable adjustments on an amended state tax return filed in the three months ended December 31, 2008 combined with the prior year impact of FIN 48 during the three months ended December 31, 2007 which did not occur this fiscal year.

As a result of the above factors, net income decreased by $9.3 million to $4.5 million in the first quarter of fiscal 2009 from $13.8 million in the same period of fiscal 2008.

Backlog

The Company’s consolidated backlog decreased by $29.5 million, or 12.9%, to $199.7 million at December 31, 2008 from $229.2 million at September 30, 2008.

Extension of U.S. Revolving Credit Facility

Haynes and Wachovia Capital Finance Corporation (Central) (“Wachovia”) entered into a Second Amended and Restated Loan and Security Agreement (the “Amended Agreement”) with an effective date of November 18, 2008, which amended and restated the revolving credit facility between Haynes and Wachovia dated August 31, 2004. Among other items, the Amended Agreement extends the maturity date of the U.S. revolving credit facility to September 30, 2011, increases the margin included in the interest rate from 1.5% per annum to 2.25% per annum, permits the Company to pay dividends and repurchase common stock if certain financial metrics are met, and eliminates the EBITDA covenant. The maximum revolving loan amount under the Amended Agreement continues to be $120.0 million

Subsequent Events

On January 16, 2009, the Company announced that it was taking actions to reduce costs by reducing its worldwide workforce by 12% and implementing a salary freeze for salaried employees.  As a result of these personnel reductions, the annualized savings to cost of goods sold is expected to be approximately $8.4 million, with an impact in fiscal 2009 of approximately $5.3 million, net of severance expense. In addition, the annualized savings to selling, general and administrative expense is expected to be approximately $1.1 million, with an impact in fiscal 2009 of approximately $0.7 million, net of severance expense.

In addition, the Company continues to review and evaluate all discretionary spending in order to identify opportunities of both a short- and long-term nature. These efforts, in conjunction with the application of lean manufacturing techniques, are intended to result in reduced spending and improved operating efficiencies beyond those provided by the reduction in workforce.

Comparative Cash Flow Analysis

During the first quarter of fiscal 2009, the Company’s primary sources of cash were cash from operations and  borrowings under its U.S. revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central) (described below).  At December 31, 2008, Haynes had cash and cash equivalents of approximately $4.9 million compared to cash and cash equivalents of approximately $7.1 million at September 30, 2008.

Net cash provided by operating activities was $13.9 million in the first quarter of fiscal 2009 compared to $11.5 million in the same period of fiscal 2008.  Several items contributed to the difference.  Cash generated from a decrease in accounts receivable was $5.9 million higher than the same period of fiscal 2008 with cash generated of $18.3 million. Cash generated from reduced inventory balances (net of foreign currency adjustments) of $9.3 million was $27.0 million higher than the same period of fiscal 2008, as a result of both lower levels of inventory required to support a lower sales level and lower average inventory cost per pound. Offsetting the positive items were a lower net income of $9.3 million and the use of cash from higher income tax payments of $12.7 million primarily caused by the tax payment of $15.0 million related to the upfront fee on the TIMET agreement. Net cash used in investing activities was $2.7 million in the first quarter of fiscal 2009 compared to $4.6 million in the first quarter of fiscal 2008, primarily as a result of lower capital expenditures.

Net cash used in financing activities included a reduction in borrowings on the revolving credit facility of $11.8 million as a result of cash generated from operations resulting in a balance on the revolver at December 31, 2008 of zero.

Outlook

Commenting on the outlook for fiscal 2009 and forward, Mr. Comerford said, “In the short-term, because of the continuing credit crisis and the global recession, we expect a slow-down in our shipments. While we believe the Company can maintain profitability for the fiscal year, our results will be significantly below those seen in recent years. We expect continued weakness in order entry and pounds shipped over the balance of the year. In particular, continued declines in volume and pricing, combined with the continued recognition of high cost inventories, could have a substantial impact on the Company’s profitability in the second quarter.

“We continue to adjust production schedules, reduce costs and manage cash flow while still moving forward with initiatives that are important to our long-term success. We intend to reduce our inventory levels and to re-evaluate our capital spending. As a result of the strategies implemented over the last five years, I believe the Company is well-positioned to deal with the challenges of the down turn. The equipment upgrades, the value-added capabilities and our favorable liquidity position gives the Company an advantage it hasn’t had in past economic down turns.”

Shareholder Meeting

As previously announced, there will be a Shareholder’s Meeting on Monday, February 23, 2009 at 2:00 p.m. (EST) at the Conrad Indianapolis, located at 50 West Washington Street, Indianapolis, Indiana 46204.

Earnings Conference Call

The Company will host a conference call on Tuesday, February 10, 2009 to discuss its results for the first quarter of fiscal 2009 for the period ended December 31, 2008.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Tuesday, February 10, 2009	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033
(International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Tuesday, February 10th at 11:00 a.m. ET, through 11:59 p.m. ET on Tuesday, February 17, 2009. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Account: 286	Conference: 311734

A replay of the Webcast will also be available at www.haynesintl.com until March 10, 2009.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2009 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, and capital expenditures.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, may affect the accuracy of forward looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2007	2008

Net revenues	$146,077	$134,304
Cost of sales	111,872	115,554
Gross profit	34,205	18,750
Selling, general and administrative expense	9,990	10,590
Research and technical expense	908	825
Operating income	23,307	7,335
Interest income	(31)	(20)
Interest expense	494	356
Income before income taxes	22,844	6,999
Provision for income taxes	9,001	2,475
Net income	$13,843	$4,524
Net income per share:
Basic	$1.17	$0.38
Diluted	$1.16	$0.38
Weighted average shares outstanding:
Basic	11,821,842	11,984,623
Diluted	11,965,900	12,044,999

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2008	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,058	$4,853
Restricted cash – current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,354 and $1,373, respectively	99,295	78,135
Inventories	304,915	291,753
Income taxes receivable	—	5,309
Deferred income taxes	9,399	9,261
Other current assets	2,573	2,924
Total current assets	423,350	392,345

Property, plant and equipment (at cost)	134,523	136,810
Accumulated depreciation	(27,221)	(29,317)
Net property, plant and equipment	107,302	107,493

Deferred income taxes – long term portion	32,310	31,582
Prepayments and deferred charges	2,741	3,294
Restricted cash – long term portion	220	110
Goodwill	43,737	43,737
Other intangible assets, net	7,907	7,922
Total assets	$617,567	$586,483
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,939	$35,843
Accrued expenses	12,729	11,602
Income taxes payable	7,482	—
Accrued pension and postretirement benefits	15,016	16,086
Revolving credit facilities	11,812	—
Deferred revenue – current portion	2,500	2,500
Current maturities of long-term obligations	1,515	110
Total current liabilities	92,993	66,141

Long-term obligations (less current portion)	1,582	1,478
Deferred revenue (less current portion)	42,830	42,204
Non-current income taxes payable	276	276
Accrued pension and postretirement benefits	100,343	96,268
Total liabilities	238,024	206,367
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 11,984,623 issued and outstanding at September 30, 2008 and December 31, 2008)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	225,821	226,275
Accumulated earnings	155,831	160,355
Accumulated other comprehensive loss	(2,121)	(6,526)
Total stockholders’ equity	379,543	380,116
Total liabilities and stockholders’ equity	$617,567	$586,483

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

		Three Months Ended December 31,
		2007	2008
	Cash flows from operating activities:
	Net income	$13,843	$4,524
	Adjustments to reconcile net income to net cash provided by operating activities:
	Depreciation	2,166	2,454
	Amortization	276	291
	Stock compensation expense	350	454
	Excess tax benefit from option exercises	(2,022)	—
	Deferred revenue - portion recognized	(625)	(625)
	Deferred income taxes	(3,705)	792
	Loss on disposal of property	94	29
	Change in assets and liabilities:
	Accounts receivable	12,446	18,333
	Inventories	(17,673)	9,304
	Other assets	(242)	(916)
	Accounts payable and accrued expenses	902	(5,055)
	Income taxes	11,999	(12,653)
	Accrued pension and postretirement benefits	(6,307)	(3,005)
	Net cash provided by operating activities	11,502	13,927

	Cash flows from investing activities:
	Additions to property, plant and equipment	(4,738)	(2,796)
	Change in restricted cash	110	110
	Net cash used in investing activities	(4,628)	(2,686)

	Cash flows from financing activities:
	Net decrease in revolving credit	(7,214)	(11,812)
	Proceeds from exercise of stock options	1,255	—
	Excess tax benefit from option exercises	2,022	—
	Payment for debt issuance costs	—	(306)
	Changes in long-term obligations	(154)	(1,315)
	Net cash used in financing activities	(4,091)	(13,433)

	Effect of exchange rates on cash	(56)	(13)
	Increase (decrease) in cash and cash equivalents	2,727	(2,205)

	Cash and cash equivalents, beginning of period	5,717	7,058
	Cash and cash equivalents, end of period	$8,444	$4,853

	Supplemental disclosures of cash flow information:
Cash paid during period for:	Interest (net of capitalized interest)	$454	$304
	Income taxes	$732	$15,787